Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-86711 on Form N-1A of our report dated December 14, 2023 relating to the financial statements and financial highlights of Fidelity Advisor Focused Emerging Markets Fund and our report dated December 15, 2023, relating to the financial statements and financial highlights of Fidelity Advisor International Capital Appreciation Fund, each a fund of Fidelity Advisor Series VIII, appearing in the Annual Reports on Form N-CSR of Fidelity Advisor Series VIII for the year ended October 31, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm”  or “Independent Registered Public Accounting Firms” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 21, 2023